Exhibit 3.23

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KNOLOGY, INC.

The undersigned, being the President and Chief Executive Officer and the Secretary, respectively, of Knology, Inc., a corporation organized and existing under the laws of the State of Delaware, on behalf of said corporation, hereby certify as follows:

FIRST: The name of the corporation (hereinafter the “Corporation”) is Knology, Inc.

SECOND: The original incorporation date of the Corporation was September 23,1998.

THIRD: The Amended and Restated Certificate of Incorporation of the Corporation as in effect on the date hereof is hereby amended to read in its entirety as set forth on Exhibit A hereto.

FOURTH: That said Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, we have executed this Certificate this 4th day of May, 2004.

/s/ Rodger L. Johnson
Rodger L. Johnson
President and Chief Executive Officer

Attest:	/s/ Chad S. Wachter
Chad S. Wachter
Secretary

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
KNOLOGY, INC.

1                                         NAME

The name of the corporation is Knology, Inc. (the “Corporation”).

2                                         REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle.  The registered agent of the Corporation at such address shall be Corporation Service Company.

3                                         PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as from time to time amended (the “DGCL”).  The Corporation shall have all power necessary or helpful to engage in such acts or activities.

4                                         CAPITAL STOCK

4.1                               Authorized Shares.

This Corporation is authorized to issue three classes of stock to be designated, respectively, “Common Stock,” “Non-Voting Common Stock” and “Preferred Stock.”  The total number of shares of capital stock which the Corporation has authority to issue is four hundred twenty-four million (424,000,000) shares, each with a par value of $0.01 per share, consisting of:

(a)                                 One hundred and ninety-nine million (199,000,000) shares of Preferred Stock (“Preferred Stock”);

(b)                                 Two hundred million (200,000,000) shares of Common Stock (“Common Stock”); and

(c)                                  Twenty-five million (25,000,000) shares of Non-Voting Common Stock (“Non-Voting Common Stock”).

The number of authorized shares of any class or series of stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding plus the number of shares thereof reserved for issuance upon the conversion of shares of any other class or series) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote (irrespective of the right to vote thereupon as a class that the holders of the shares of any such class would otherwise be entitled to under Section 242(b)(2) of the DGCL).

4.2                               Common Stock.

4.2.1                     Dividend Rights.

Holders of Common Stock shall be entitled to receive dividends and distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Corporation, ratably on a per share basis.  The Board of Directors shall declare dividends and distributions with respect to the Common Stock when, as and if dividends or distributions are declared by the Board of Directors with respect to the Non-Voting Common Stock, with the same record and payment dates as the dividends and distributions declared with respect to the Non-Voting Common Stock and in an amount per share equal to the quotient of (x) the amount per share the holders of Non-Voting Common Stock are entitled to receive divided by (y) the Non-Voting Common Conversion Rate (as defined in Section 4.5(a)).  The rights of the holders of Common Stock to receive dividends are subject to the rights of any Preferred Stock then outstanding.

4.2.2                     Voting Rights.

Except as otherwise provided below (and elsewhere in this Article Four with respect to the Preferred Stock) or as otherwise required by applicable law, the holders of Common Stock shall vote as a single class on all matters to be voted on by the stockholders of the Corporation.

4.2.3                     Liquidation.

Subject to the rights of any Preferred Stock then outstanding, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each, a “Liquidation Event”), the remaining assets and funds of the Corporation available for distribution, if any, shall be distributed among the holders of Common Stock and the holders of Non-Voting Common Stock in proportion to the number of shares of Common Stock held by each of them, treating each share of Non-Voting Common Stock as being equal to the number of shares of Common Stock equal to the Non-Voting Common Conversion Rate.

4.3                               Non-Voting Common Stock.

4.3.1                     Dividend Rights.

Holders of Non-Voting Common Stock shall be entitled to receive dividends and distributions when, as and if declared by the Board of Directors out of funds legally available therefor, whether in the form of cash, property or securities of the Corporation, ratably on a per share basis.  The Board of Directors shall declare dividends and distributions with respect to the Non-Voting Common Stock when, as and if dividends or distributions are declared by the Board of Directors with respect to the Common Stock, with the same record and payment dates as the dividends and distributions declared with respect to the Common Stock and in an amount per share equal to the product of (x) the amount per share the holders of Common Stock are entitled to receive multiplied by (y) the Non-Voting Common Conversion Rate.  The rights of the holders of Non-Voting Common Stock to receive dividends are subject to the rights of any Preferred Stock then outstanding.

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4.3.2                     Voting Rights.

Except as otherwise required by applicable law, the holders of Non-Voting Common Stock shall not have any voting rights with respect to matters voted on by the stockholders of the Corporation.

4.3.3                     Liquidation.

Subject to the rights of any Preferred Stock then outstanding, in the event of any Liquidation Event, the entire remaining assets and funds of the Corporation available for distribution, if any, shall be distributed among the holders of Common Stock and the holders of Non-Voting Common Stock in proportion to the number of shares of Common Stock held by each of them, treating each share of Non-Voting Common Stock as being equal to the number of shares of Common Stock equal to the Non-Voting Common Conversion Rate.

4.4                               Preferred Stock.

The Board of Directors expressly is authorized, subject to limitations prescribed by the DGCL and the provisions of this Amended and Restated Certificate of Incorporation (this “Certificate”), to provide (by resolution and by filing a certificate of designations pursuant to the DGCL) for the issuance from time to time of the shares of Preferred Stock in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

(d)                                 the number of shares constituting that series and the distinctive designation of that series;

(e)                                  the dividend rate (if any) on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(f)                                   whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g)                                  whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

(h)                                 whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(i)                                     whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

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(j)                                    the rights of the shares of that series in the event of a Liquidation Event, and the relative rights of priority, if any, of payment of shares of that series; and

(k)                                 any other relative powers, preferences, and rights of that series, and qualifications, limitations or restrictions on that series.

4.5                               Conversion of Non-Voting Common Stock to Common Stock.

(l)                                     Conversion Event.  Shares of Non-Voting Common Stock shall automatically be converted into shares of Common Stock, at a conversion rate of one, as appropriately adjusted for any future stock splits, stock combinations, stock dividends or similar transactions affecting the Non-Voting Common Stock and as provided in Sections 4.5(c), (d) and (e) (the “Non-Voting Common Conversion Rate”), immediately upon the transfer of such shares of Non-Voting Common Stock by SCANA Communications Holdings, Inc. or one of its affiliates (collectively, “SCANA”) to any person other than SCANA (a “SCANA Non-Affiliate”).

(m)                             Mechanics of Conversion.  Upon the transfer of shares of Non-Voting Common Stock by SCANA to a SCANA Non-Affiliate, such shares of Non-Voting Common Stock shall be converted into Common Stock automatically without any further action by SCANA or the SCANA Non-Affiliate receiving such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided however that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Non-Voting Common Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon surrender by the SCANA Non-Affiliate of the certificates formerly representing shares of Non-Voting Common Stock at the office of the Corporation or any transfer agent for the Non-Voting Common Stock there shall be issued and delivered to such SCANA Non-Affiliate promptly at such office and in the name of the SCANA Non-Affiliate transferee as shown on such surrendered certificate or certificates duly endorsed by SCANA to such SCANA Non-Affiliate, a certificate or certificates for the number of shares of Common Stock into which the shares of Non-Voting Common Stock surrendered were convertible on the date on which such automatic conversion occurred, and the Corporation shall promptly pay to such SCANA Non-Affiliate any cash due in lieu of fractional shares pursuant to Section 4.5(h).  Until surrendered as provided above, each certificate formerly representing shares of Non-Voting Common Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

(n)                                 Adjustments to the Non-Voting Common Conversion Rate for Certain Events Affecting the Common Stock.  If the Corporation shall at any time or from time to time declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), then

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the Non-Voting Common Conversion Rate in effect immediately before such event shall be proportionately increased.  Conversely, if the Corporation shall at any time or from time to time combine the outstanding shares of Common Stock into a smaller number of shares of Common Stock, the Non-Voting Common Conversion Rate in effect immediately before the combination shall be proportionately decreased.  Any adjustments under this Section 4.5(c) shall become effective at the close of business on the date the event triggering the adjustment becomes effective.

(o)                                 Reclassification, Exchange and Substitution.  If, at any time or from time to time, the Common Stock, is changed into the same or a different number of shares of any other class or classes of stock or other securities or property, whether by recapitalization, reclassification or otherwise (other than by a subdivision or combination of shares or a stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 4.5), then in any such event each holder of Non-Voting Common Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change by a holder of the number of shares of Common Stock equal to the Non-Voting Common Conversion Rate in effect immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(p)                                 Reorganizations, Mergers or Consolidations.  If, at any time or from time to time, there is (i) a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 4.5) or (ii) a consolidation or merger to which the Corporation is a party (other than where the Corporation is the continuing corporation after such consolidation or merger and each share of Common Stock outstanding immediately prior to such consolidation or merger is to remain outstanding immediately after such consolidation or merger) (each a “Reorganization”), as a part of such Reorganization provision shall be made so that the holders of Non-Voting Common Stock shall be entitled to receive in respect of each share of Non-Voting Common Stock the number of shares of stock or property or other securities that a holder of the number of shares of Common Stock equal to the Non-Voting Common Conversion Rate in effect immediately prior to such Reorganization would have been entitled to receive upon such Reorganization, except that any such shares of stock or other securities of the Corporation shall be non-voting until transferred to a SCANA Non-Affiliate, upon which transfer they shall acquire the same voting rights as the shares of stock or securities received by the holders of Common Stock.

(q)                                 Certificate of Adjustment.  In each case of an adjustment or readjustment of the Non-Voting Common Conversion Rate, the Corporation, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of the affected Non-Voting Common Stock at the holder’s address as shown in the Corporation’s books.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based.

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(r)                                    Notices of Record Date.  At least 20 days prior to (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, (ii) any reclassification or recapitalization of the capital stock of the Corporation, (iii) any Reorganization of the Corporation, (iv) any sale or other disposition of all or substantially all of the assets of the Corporation, or (v) any Liquidation Event, the Corporation shall mail to each holder of Non-Voting Common Stock a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reclassification or recapitalization, Reorganization, sale, disposition or Liquidation Event is expected to become effective and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reclassification, Reorganization, sale, disposition or Liquidation Event.

(s)                                   Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Non-Voting Common Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Non-Voting Common Stock by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair market value of the Common Stock as determined in good faith by the Board on the date of conversion.

(t)                                    Reservation of Common Stock issuable Upon Conversion.  The Corporation shall at all times, solely for the purpose of effecting the conversion of Non-Voting Common Stock, reserve and keep available out of its authorized but unissued shares of Common Stock a number of shares sufficient to effect the conversion of all outstanding shares of Non-Voting Common Stock into shares of Common Stock.  If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Non-Voting Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, using its best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

4.6                               General Provisions.

4.6.1                     Notices.

Any notice required by the provisions of this Certificate shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt.  All notices to

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stockholders shall be addressed to each holder of record at the address of such holder appearing on the books of the Corporation.

4.6.2                     Registration of Transfer.

The Corporation shall keep at its principal office (or shall appoint a transfer agent which shall keep) a register for the registration of the Preferred Stock, Non-Voting Common Stock and Common Stock.  Upon the surrender of any certificate representing Preferred Stock, Non-Voting Common Stock or Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (or cause to be executed and delivered, in each case at the Corporation’ s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.  The Corporation shall not close its books against the transfer of shares of Common Stock, Non-Voting Common Stock or Preferred Stock in any manner which would interfere with the timely conversion of any shares of Common Stock, Non-Voting Common Stock or Preferred Stock.

4.6.3                     Replacement.

Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and loss, theft, destruction or mutilation of any certificate evidencing shares of Preferred Stock, Non-Voting Common Stock or Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

4.6.4                     Payment of Taxes.

The Corporation will pay all taxes (other than taxes based upon income) and other governmental charges that may be imposed with respect to the issue or delivery of shares of Common Stock upon conversion of shares of Non-Voting Common Stock on accordance with Section 4.5 excluding any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the shares of Non-Voting Common Stock so converted were registered.

4.6.5                     No Dilution or Impairment.

The Corporation shall not amend this Certificate, as amended, or participate in any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation.

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4.7                               Redemption.

Notwithstanding any other provision of this Certificate of Incorporation to the contrary, outstanding shares of stock of the Corporation shall always be subject to redemption by the Corporation, by action of the Board of Directors, if in the good faith judgment of the Board of Directors such action should be taken, pursuant to Section 151(b) of the DGCL or any other applicable provision of law, to the extent, and only to the extent, necessary to prevent the loss or secure the reinstatement of any material license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries, which license or franchise is conditioned upon some or all of the holders of the Corporation’s stock possessing prescribed qualifications. The terms and conditions of such redemption shall be as follows:

4.7.1                     Redemption Price.

The redemption price of the shares to be redeemed pursuant to this Section 4.7.1 shall be determined by the Board of Directors and shall be equal to the Fair Market Value (as defined herein) of such shares or, if such shares were purchased by one or more Disqualified Holders (as defined herein) within one year of the Redemption Date (as defined herein), the greater of (i) the Fair Market Value of such shares and (ii) the purchase price paid by such Disqualified Holder for such shares.  The redemption price shall be payable on the Redemption Date.

4.7.2                     Form of Payment.

At the election of the Corporation, the redemption price of such shares may be paid in cash, Redemption Securities (as defined herein) or any combination thereof; provided that if a Disqualified Holder objects to payment in the form of Redemption Securities within 20 days of the proposed Redemption Date, such Disqualified Holder shall be paid in cash.

4.7.3                     Selection of Redemption Shares.

If fewer than all shares held by Disqualified Holders are to be redeemed, the shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot or selection in any other manner determined by the Board of Directors.

4.7.4                     Notice of Redemption Date.

At least 30 days’ prior written notice of the Redemption Date shall be given to any Disqualified Holder of shares selected to be redeemed (unless waived in writing by any such holder), provided that the Redemption Date may be the date on which written notice shall be given to such holder if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such holder and subject to immediate withdrawal by it upon surrender of the stock certificates formerly representing the shares redeemed.

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4.7.5                     Termination of Rights.

From and after the Redemption Date, provided that the redemption price therefor has been tendered by the Corporation, any and all rights of whatever nature that any Disqualified Holder may have with respect to any shares selected for redemption (including, without limitation, any rights to vote or participate in dividends declared on stock of the same class or series as such shares) shall cease and terminate, and such Disqualified Holder shall thenceforth be entitled only to receive, with respect to such shares, the cash or Redemption Securities payable upon redemption.

4.7.6                     Definitions.

For purposes of this Section 4.7:

“Disqualified Holder” shall mean any holder of shares of stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of shares of stock of the Corporation by any other holders, is more likely than not to result, in the good faith judgment of the Board of Directors, in the loss of, or the failure to secure the reinstatement of, any license or franchise from any governmental agency held by the Corporation or any of its subsidiaries to conduct any portion of the business of the Corporation or any of its subsidiaries.

“Fair Market Value” of a share of the Corporation’s stock of any class or series shall mean the average Closing Price (as defined herein) for such a share for each of the 45 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to Section 4.7.4; provided, however, that if shares of stock of such class or series are not traded on any securities exchange or in the over-the-counter market, “Fair Market Value” shall be determined by the Board of Directors in good faith; provided that if the Disqualified Holder challenges the good faith determination of the Board of Directors, the dispute shall be resolved by an investment banking firm of recognized national standing selected by the Disqualified Holder and acceptable to the Corporation, the fees of such investment banker to be borne by the Disqualified Holder.

“Closing Price” on any day means the reported closing sales price or, in case no such sale takes place, the average of the reported closing bid and asked prices on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation for such stock on the Nasdaq National Market of The Nasdaq Stock Market, Inc. or any system then in use, or if no such prices or quotations are available, the fair market value on the day in question as determined by the Board of Directors in good faith.

“Redemption Date” shall mean the date fixed by the Board of Directors for the redemption of any shares of stock of the Corporation pursuant to this Section 4.7.

“Redemption Securities” shall mean any debt or equity securities of the Corporation, any of its subsidiaries or any other corporations, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking,

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brokerage or other services to the Corporation), has a value, at the time notice of redemption is given pursuant to Section 4.7.4, at least equal to the price required to be paid pursuant to Section 4.7.1 (assuming for purposes of such valuation, in the case of Redemption Securities to be publicly traded, such Redemption Securities were fully distributed and trading under normal conditions).

5                                         BOARD OF DIRECTORS

5.1                               Classification.

5.1.1                     Except as otherwise provided in this Certificate or a certificate of designations relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect additional directors under specified circumstances, the number of directors of the Corporation shall be as fixed from time to time by the Board of Directors of the Corporation.  The directors, other than those who may be elected by the holders of any series of Preferred Stock voting separately by series, shall be classified, with respect to the time for which they severally hold office, into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible, and shall be adjusted from time to time by the Board of Directors to maintain such proportionality.  Each initial director in Class I shall hold office for a term expiring at the 2001 annual meeting of stockholders, each initial director in Class II shall hold office for a term expiring at the 2003 annual meeting of stockholders, and each initial director in Class III shall hold office for a term expiring at the 2002 annual meeting of stockholders. Elections of directors need not be by written ballot.

5.1.2                     Notwithstanding the foregoing provisions of this Section 5.1, each director shall serve until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.  At each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified or until any such director’s earlier death, resignation or removal.  Except as set forth below with respect to vacancies and newly created directorships, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

5.2                               Removal.

Except as otherwise provided pursuant to the provisions of this Certificate or a certificate of designations relating to the rights of the holders of any series of Preferred Stock, voting separately by series, to elect directors under specified circumstances, any director or directors may be removed from office at any time, but only for cause and only by the affirmative vote of not less than 66-2/3% of the total number of votes of the then outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, and only if notice of such proposal was contained in the notice of such meeting.  At least 30 days prior to any meeting of stockholders where the removal of directors prior to expiration of their term in office will be considered, written notice shall be sent to the director or directors whose removal will be considered at such meeting.  Any vacancy in the Board of Directors

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resulting from any such removal or otherwise shall be filled in accordance with Section 5.3 hereof.

5.3                               Vacancies and Change of Authorized Number.

Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may only be filled by a vote of the majority of the directors then in office, although fewer than a quorum, or by a sole remaining director.  In the event that one or more directors resign from the board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have the power to fill such vacancy or vacancies, the vote thereon to take effect not earlier than the date on which such resignation or resignations shall become effective.  Notwithstanding the foregoing, whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of this Certificate, vacancies and newly created directorships of such class or classes or series may only be filled by a majority of the directors elected by such class or classes or series thereof in office, or by a sole remaining director so elected.  Each director chosen in accordance with this Section 5.3 shall hold office until the next election of the class for which such director shall have been chosen, and until such director’s successor is elected and qualified, or until the director’s earlier death, resignation or removal.

5.4                               Directors Elected by Holders of Preferred Stock.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the certificate of designations applicable thereto, and such directors so elected shall not be divided into classes pursuant to Section 5.1 unless expressly provided by this Certificate or the certificate of designations applicable thereto.

5.5                               Limitation of Liability.

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that this provision shall not eliminate or limit the liability of a director: (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions that are not in good faith or that involve intentional misconduct or a knowing violation of law; (c) for liability under Section 174 of the DGCL; or (d) for any transaction from which the director received any improper personal benefit, it being the intention of the foregoing provision to eliminate the liability of the Corporation’s directors to the Corporation or its stockholders to the fullest extent permitted by Section 102(b)(7) of the DGCL.  Any repeal or modification of this Section 5.5 shall be prospective only, and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

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6                                         INDEMNIFICATION

6.1                               Authorization of Indemnification

Each person who was or is a party or is threatened to be made a party to or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether by or in the right of the Corporation or otherwise (a “Proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, including service with respect to an employee benefit plan, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor to the Corporation by merger or otherwise) to the fullest extent authorized by, and subject to the conditions and (except as provided herein) procedures set forth in the DGCL, as the same exists or may hereafter be amended (but any such amendment shall not be deemed to limit or prohibit the rights of indemnification hereunder for past acts or omissions of any such person insofar as such amendment limits or prohibits the indemnification rights that said law permitted the Corporation to provide prior to such amendment), against all expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person (except for a suit or action pursuant to Section 6.2 hereof) only if such Proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  Persons who are not directors or officers of the Corporation may be similarly indemnified in respect of such service to the extent authorized at any time by the Board of Directors of the Corporation.  The indemnification conferred in this Section 6.1 also shall include the right to be paid by the Corporation (and such successor) the expenses (including attorneys’ fees) incurred in the defense of or other involvement in any such Proceeding in advance of its final disposition; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so paid in advance if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.1 or otherwise; and provided further, that, such expenses incurred by other employees and agents may be so paid in advance upon such terms and conditions, if any, as the Board of Directors deems appropriate.

6.2                               Right of Claimant To Bring Action Against the Corporation

If a claim under Section 6.1 is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such action.  It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where

12

the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed or is otherwise not entitled to indemnification under Section 6.1, but the burden of proving such defense shall be on the Corporation.  The failure of the Corporation (in the manner provided under the DGCL) to have made a determination prior to or after the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL shall not be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.  Unless otherwise specified in an agreement with the claimant, an actual determination by the Corporation (in the manner provided under the DGCL) after the commencement of such action that the claimant has not met such applicable standard of conduct shall not be a defense to the action, but shall create a presumption that the claimant has not met the applicable standard of conduct.

6.3                               Non-Exclusivity

The rights to indemnification and advance payment of expenses provided by Section 6.1 hereof shall not be deemed exclusive of any other rights to which those seeking indemnification and advance payment of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

6.4                               Survival of Indemnification

The indemnification and advance payment of expenses and rights thereto provided by, or granted pursuant to, Section 6.1 hereof shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee, partner or agent and shall inure to the benefit of the personal representatives, heirs, executors and administrators of such person.

6.5                               Insurance

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee, partner (limited or general) or agent of another corporation or of a partnership, joint venture, limited liability company, trust or other enterprise, against any liability asserted against such person or incurred by such person in any such capacity, or arising out of such person’s status as such, and related expenses, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.

7                                         SPECIAL MEETINGS OF STOCKHOLDERS

Special meetings of the stockholders may be called at any time but only by (a) the chairman of the board of the Corporation or (b) a majority of the directors in office, although less than a quorum.  The business which shall be conducted at any special meeting of the stockholders shall: (a) have been specified in the written notice of the meeting (or any supplement thereto) given by the Corporation, or (b) be brought before the meeting at the

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direction of the Board of Directors, or (c) be brought before the meeting by the presiding officer of the meeting provided that a majority of the directors then in office have approved, on the record, that such business be conducted at the meeting.

8                                         AMENDMENT OF CERTIFICATE OF INCORPORATION

Notwithstanding any other provisions of this Certificate or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with the purpose or intent of, Section 5, Section 6 or Section 7 hereof, and this Section 8.  Notice of any such proposed amendment, repeal or adoption shall be contained in the notice of the meeting at which it is to be considered.  Subject to the provisions set forth herein, the Corporation reserves the right to amend, alter, repeal or rescind any provision contained in this Certificate in the manner now or hereafter prescribed by law.

9                                         AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the DGCL, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws. Notwithstanding any other provisions of this Certificate or the Bylaws (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate or the Bylaws), in order for the stockholders of the Corporation to amend or repeal the Bylaws, the affirmative vote of 75% of the total number of votes of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required.

10                                  DURATION

The Corporation is to have perpetual existence.

11                                  CORPORATE ACTION OUTSIDE OF DELAWARE

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide.  The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

12                                  LIMITATION ON STOCKHOLDER ACTION BY WRITTEN CONSENT

No action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board of Directors.

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Certificate of Designation

of

Powers, Preferences, Rights, Qualifications,
Limitations and Restrictions

of

Series AA Convertible Preferred Stock

of

Knology, Inc.

Knology, Inc., a corporation duly organized and validly existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that, pursuant to authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by the provisions of the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors duly approved and adopted the following resolution, which remains in full force and effect on the date hereof:

RESOLVED, that pursuant to authority vested in the Board of Directors by its Amended and Restated Certificate of Incorporation, the Corporation shall have a series of Preferred Stock, consisting of Three Million (3,000,000) shares with a par value of $.01 per share, which shall be designated Series AA Convertible ‘Preferred Stock (the “Series AA Preferred Stock”) having the designations and powers, preferences and relative participating, optional or other rights. and qualifications, limitations or other restrictions, as follows:

1.                                      Ranking.  The Series AA Preferred Stock shall rank senior to the Corporation’s Common Stock, $.01 par value per share (the “Common Stock”), and to each other class of the Corporation’s equity securities that is not by its terms expressly senior to, or pari passu with, the Series AA Preferred Stock (collectively with the Common Stock, “Junior Securities”).

2.                                      Dividend Provisions.

(a)                                 Dividends on the shares of Series AA Preferred Stock shall be cumulative and will accrue, whether or not declared, from the date of issuance until redemption, conversion or payment on liquidation on a daily basis at an annual rate of 8.0% of the sum of (x) $10.00 per share (as appropriately adjusted to reflect any stock dividends, combinations, splits, recapitalizations and similar transactions affecting the number of outstanding shares of Series AA Preferred Stock, the “Original Series AA Issue Price”), plus (y) all accumulated dividends thereon.  Accrued but unpaid dividends on the Series AA Preferred Stock shall accumulate on each Dividend Payment Date (as defined below).

(b)                                 Dividends on the shares of Series AA Preferred Stock shall be payable, when, as and if declared by the Board of Directors, quarterly in arrears on the last business day of each calendar quarter (the “Dividend Payment Date”); provided, however, that the first dividend period shall begin on the date of issuance of the Series AA Preferred Stock and end on the day immediately preceding the first Dividend Payment Date thereafter, and each subsequent dividend period shall begin on the last Dividend Payment Date and end on the day immediately preceding the next Dividend Payment Date; provided further, that the Board of Directors shall have the right to declare a dividend payable for a period less than a calendar quarter, and the Dividend Payment Date for such lesser period shall be the date declared by the Board of Directors and the subsequent dividend period shall begin on such Dividend Payment Date and end on the day immediately preceding the next scheduled Dividend Payment Date.  Dividends shall be payable to the holders of Series AA Preferred Stock as they appear on the stockholder records of the Corporation as of the record date, which record date shall be established by the Board of Directors as the fifth (5th) business day prior to the related Dividend Payment Date or, with the consent of the holders of a majority of the outstanding shares of Series AA Preferred Stock, such other record date fixed by the Board of Directors that is not less than five (5) and not more than fifteen (15) days prior to the related Dividend Payment Date.  The Corporation shall provide the holders of the Series AA Preferred Stock with at least five (5) Business Days’ prior written notice of each Dividend Payment Date setting forth the amount of dividends that will be paid on the upcoming Dividend Payment Date, the amount of all accrued dividends, if any, that will be outstanding following such Dividend Payment Date and the resulting Series AA Liquidation Value as of such Dividend Payment Date.

(c)                                  Dividends declared by the Board of Directors shall be payable in cash, out of funds legally available therefor, or in additional shares of Series AA Preferred Stock. Dividends to be paid in cash shall be paid by check mailed to the respective addresses of the holders of Series AA Preferred Stock as shown on the stock record hooks of the Corporation or by wire transfer in immediately available funds to the accounts designated by the respective holders of Series AA Preferred Stock in written notices received by the Corporation at least five (5) Business Days prior to the Dividend Payment Date or by such other means as may be agreed to by the Corporation and any holder of Series AA Preferred Stock.  Dividends to be paid in shares of Series AA Preferred Stock shall be issued in the name of the holders of Series AA Preferred Stock as shown on the stock record books of the Corporation and shall be mailed to the respective addresses of such holders of Series AA Preferred Stock as shown on the stock record books of the Corporation.  The number of shares of Series AA Preferred Stock to be issued to any holder in payment of a dividend shall be determined by dividing the aggregate amount of the dividend payable to such holder on the Dividend Payment Date by the Series AA Liquidation Value (as defined below) as of such Dividend Payment Date (excluding any dividends accrued since the immediately preceding Dividend Payment Date).

(d)                                 So long as any shares of Series AA Preferred Stock are outstanding, unless all accrued and unpaid dividends on the Series AA Preferred Stock shall have been declared and paid, no dividends or distributions shall be paid on any Junior Securities, other than dividends or distributions payable solely in Junior Securities and distributions of rights to purchase shares of Series AA Preferred Stock or equity securities ranking pari passu with the Series AA Preferred Stock upon a liquidation, dissolution or winding up of the Corporation (“Parity Stock”) to the holders of Common Stock in the Rights Reoffering or the Rights Offering described in the Series

AA Preferred Stock Purchase Agreement, dated as of May 4, 2005 (the “Series AA Purchase Agreement”).  Subject to the provisions of Sections 5(e) and 5(f), holders of the Series AA Preferred Stock, prior to and in preference of the holders of the Common Stock, shall be entitled to receive dividends and distributions of cash or other property (other than securities of the Company for which an adjustment is provided in Section 5), when; as and if declared by the Board of Directors, out of funds legally available therefor at the same amount as dividends and distributions declared with respect to the Common Stock treating each share of Series AA Preferred Stock as being equal to the number of shares of Common Stock into which each share of Series AA Preferred Stock is then convertible pursuant to Section 5; provided, that the holders of the Series AA Preferred Stock shall not be entitled to receive any rights to purchase shares of Series AA Preferred Stock or Parity Stock that are distributed to the holders of Common Stock in the Rights Reoffering or the Rights Offering described in the Series AA Purchase Agreement.

3.                                      Liquidation Preference.

(a)                                 In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of Series AA Preferred Stock shall be entitled to receive, prior and in preference to any distribution to the holders of Junior Securities, an amount per share of Series AA Preferred Stock (the “Series AA Liquidation Value”) equal to the sum of (i) the Original Series AA issue Price, plus (ii) all accrued but unpaid dividends on such share of Series AA Preferred Stock through the date of payment (whether or not such accrued but unpaid dividends have accumulated).  If, upon the occurrence of any liquidation, dissolution or winding up of the Corporation, the assets and funds available for distribution to the holders of Series AA Preferred Stock shall be insufficient to permit payment to such holders of the full preferential amounts to which they are entitled, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of Series AA Preferred Stock and the holders of any series of Parity Stock in proportion to the preferential amounts each such holder is otherwise entitled to receive.

(b)                                 For purposes of this Section 3, a liquidation, dissolution or winding up of the Corporation shall be deemed to have occurred upon any of the following events: (A) (i) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (other than, if the Corporation’s 12% Senior Notes due 2009 (the “Notes”) are still outstanding, one or more existing stockholders of the Corporation acting individually or in concert) of more than 50% of the total voting power of the outstanding voting stock of the Corporation, or (ii) the Corporation consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Corporation is converted into or exchanged for cash, securities or other property. other than any such transaction where (x) the voting stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than, so long as any Notes are still outstanding, “Redeemable Stock” as defined in the Indenture)) of the surviving or transferee person constituting a majority of the outstanding shares of voting stock of such surviving or transferee person immediately after giving effect to such issuance or (y) the Series AA Preferred Stock remains outstanding; or (B) a sale of all or substantially all of the assets of the Corporation in a single transaction or series of related transactions; provided, that so long as the Notes are outstanding, no payment shall be made with respect to the Series AA Preferred Stock pursuant to this Section 3(b) until the Corporation repurchases the notes as are required to be repurchased pursuant to Section 4.10 and Section 4.11 of the Indenture, dated as of November 6, 2002, between the Corporation and Wilmington Trust Company, as trustee (as the same may be amended or supplemented from time to time, the “Indenture”) governing the terms of the Notes.

(c)                                  In the event of a deemed liquidation, dissolution or winding up as described in Section 3(b) above, if the consideration received by the Corporation is other than cash, the value of such consideration will be the fair market value thereof.  Any securities shall be valued as follows:

(i)                                     Securities not subject to investment letter or other similar restrictions on free marketability covered by (ii) below:

(A)                               If traded on a securities exchange or through the NASDAQ National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or quotation system over the thirty (30) day period ending three (3) days prior to the consummation of the deemed liquidation, dissolution or winding up;

(B)                               If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the consummation of the deemed liquidation, dissolution or winding up; and

(C)                               if there is no active public market, the value shall be the fair market value thereof, as reasonably determined in good faith by the Board of Directors and evidenced by an appropriate resolution.

(ii)                                  The valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be at an appropriate discount from the market value determined to reflect the approximate fair market value thereof, as reasonably determined in good faith by the Board of Directors and evidenced by an appropriate resolution.

4.                                      Redemption Provisions.

(a)                                 The Corporation shall have the right to redeem the outstanding Series AA Preferred Stock in whole or in part on one or more dates fixed by the Corporation occurring on or after December 31, 2011 (each an “Optional Redemption Date”) at a redemption price equal to then-current Series AA Liquidation Value.  In the event that less than all outstanding shares of Series AA Preferred Stock are to be redeemed, such shares shall be redeemed from all holders of Series AA Preferred Stock on a pro rata basis.  In case fewer than the total number of shares of Series AA Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares shall be issued to the holder thereof without cost to such holder within five (5) Business Days after surrender of the certificate representing the redeemed shares.  The holders of the shares of Series AA Preferred Stock called for redemption shall have the right to convert their shares into Common Stock at any time prior to the close of business on the Optional Redemption Date.

(b)                                 The Corporation shall offer to redeem all the outstanding shares of Series AA Preferred Stock on the earlier of December 31, 2011 or a Change in Control of the Corporation (such earlier date, the “Mandatory Redemption Date”) at a redemption price equal to the then-current Series AA Liquidation Value; provided, that so long as any Notes are outstanding, no payment shall be made with respect to the Series AA Preferred Stock upon a Change of Control pursuant to this Section 4(b) until the Corporation repurchases the Notes as are required to be repurchased pursuant to Section 4.10 and Section 4.11 of the indenture.  If the funds of the Corporation legally available for redemption of Series AA Preferred Stock on the Mandatory Redemption Date are insufficient to redeem all shares of Series AA Preferred Stack tendered for redemption by electing holders of Series AA Preferred Stock and all shares of any Parity Stock also required to be redeemed, those funds which are legally available shall be used to redeem the maximum possible number of such shares pro rata among the electing holders of Series AA Preferred Stock and such Parity Stock based upon the aggregate Series AA Liquidation Value and the aggregate liquidation value of such Parity Stock of such tendered shares.  At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series AA Preferred Stock, such funds shall immediately be applied to redeem the balance of such shares of Series AA Preferred Stock.

(c)                                  The Corporation shall mail written notice of its election or offer of redemption to each record holder of Series AA Preferred Stock not more than 60 nor less than 30 days prior to each Optional Redemption Date or Mandatory Redemption Date, as the case may be, and, subject to this Section 4, shall be obligated on the applicable Redemption Date to pay to the holder of each share of Series AA Preferred Stock to be redeemed on such date (upon surrender by such holder of the certificate representing such share) an amount in cash equal to the then-current Series AA Liquidation Value.  If the redemption notice shall have been duly given, and if on the applicable Redemption Date the entire redemption price of the Series AA Preferred Stock to be redeemed on such date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series AA Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series AA Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares shall forthwith after the Redemption Date terminate, except only the right of the holders to receive payment of the Series AA Liquidation Value, without interest, upon surrender of their certificate or certificates therefor.

(d)                                 For purposes of this Section 4, a “Change in Control” shall mean (i) a “person” or “group” (within the meaning of Sections I3(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) (other than, if the Notes are still outstanding, one or more existing stockholders of the Corporation acting individually or in concert) or more than 50% of the total voting power of the outstanding voting stock of the Corporation; (ii) individuals who on the date of original issuance of the Series AA Preferred Stock constitute the Board of Directors of the Corporation (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by the Corporation’s stockholders was approved by a vote of at least two-thirds of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of original issuance of the Series AA Preferred Stock or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or (iii) the Corporation consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into, the Corporation, in any such event pursuant to a transaction in which any of the outstanding voting stock of the Corporation is converted into or exchanged for cash, securities or other property, other than any such transaction where the voting stock of the Corporation outstanding immediately prior to such transaction is converted into or exchanged for voting stock (other than, so long as any Notes are still outstanding, “Redeemable Stock” (as defined in the Indenture)) of the surviving or transferee person constituting a majority of the outstanding shares of voting stock of such surviving or transferee person immediately after giving effect to such issuance.

5.                                      Conversion.  The holders of Series AA Preferred Stock shall have the following rights with respect to the conversion of Series AA Preferred Stock into shares of Common Stock:

(a)                                 Optional Conversion.  Subject to and in compliance with the provisions of this Section 5, any shares of Series AA Preferred Stock may, at the option of the holder, be converted at any time into fully paid and non-assessable shares of Common Stock.  The number of shares of Common Stock to which a holder of Series AA Preferred Stock shall be entitled upon conversion shall be the product obtained by multiplying the Series AA Conversion Rate then in effect (determined as provided in Section 5(b)) by the number of shares of Series AA Preferred Stock being converted.  In the event of an optional conversion of Series AA Preferred Stock in connection with a public offering of Common Stock or a transaction described in Section 3(b), (x) such conversion may at the election of the holder be conditioned upon the consummation of such transaction, and (y) in such event, such conversion shall be deemed to have occurred immediately prior to the consummation of such transaction with the effect that the Common Stock issued in such conversion shall be treated on the same basis as all other outstanding shares of Common Stock in such transaction.

(b)                                 Conversion Rate.  The conversion rate in effect at any time for conversion of the Series AA Preferred Stock (the “Series AA Conversion Rate”) shall be the quotient obtained by dividing the then-current Series AA Liquidation Value by the Series AA Conversion Price calculated as provided in Section 5(c).

(c)                                  Conversion Price.  The conversion price for the Series AA Preferred Stock (the “Series AA Conversion Price”) shall initially be $2.00.  Such initial Series AA Conversion Price shall be adjusted front time to time in accordance with this Section 5.  If and whenever after the date of the first issuance of shares of Series AA Preferred Stock (the “Series AA Original Issue Date”) the Corporation issues or sells, or in accordance with this Section 5(c) is deemed to have issued or sold, any shares of its Common Stock (other than pursuant to a Permitted Issuance, as defined in Section 7 below) for a consideration per share less than the Series AA Conversion Price in effect immediately prior to the lime of such issue or sale, then immediately upon such issue or sale or deemed issue or sale the Series AA Conversion Price shall be reduced to the amount determined by multiplying the Series AA Conversion Price in effect immediately prior to such issue or sale by the quotient of (a) the sum of (1) the number of shares of Common Stock Deemed Outstanding (as defined in Section 7 below) immediately prior to such issue or sale, plus (2) the number of shares of Common Stock that could have been purchased at the Series AA Conversion Price with the consideration, if any, received or deemed to have been received by the Corporation upon such issue or sale, divided by (b) the number of shares of Common Stock Deemed Outstanding immediately after such issue or sale; provided, however, that the Series AA Conversion Price shall not be reduced pursuant to this Section 5(c) to an amount below $1.70 (as appropriately adjusted for any stock dividend, stock split or similar transaction affecting the number of outstanding shares of Common Stock) unless and until approved in advance by a majority of the total votes cast on the proposal by holders of Common Stock.  All references to the Series AA Conversion Price herein shall mean the Series AA Conversion Price as so adjusted.  For purposes of determining the adjusted Series AA Conversion Price, the following shall be applicable:

(i)                                     Issuance of Rights or Options.  If the Corporation in any manner grants or sells any Options (as defined in Section 7 below) and the price per share for which Common Stock is issuable upon the exercise of such Options, or upon conversion or exchange of any Convertible Securities (as defined in Section 7 below) issuable upon exercise of such Options, is equal to or less than the Series AA Conversion Price in effect immediately- prior to the time of the granting or sale of such Options, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon the exercise of such Options shall be deemed to have been issued and sold by the Corporation at the time of the granting or sale of such Options for such price per share.  For purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount, if any, received or receivable by the Corporation as consideration for the granting or sale of such Options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon exercise of all such Options, plus in the case of such Options which relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the issuance or sale of such Convertible Securities and the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such Options.  No further adjustment of the Series AA Conversion Price shall be made when Convertible Securities are actually issued upon the exercise of such Options or when Common Stock is actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(ii)                                  Issuance of Convertible Securities.  If the Corporation in any manner issues or sells any Convertible Securities and the price per share for which Common Stock is issuable upon conversion or exchange thereof is equal to or less than the Series AA Conversion Price Stock in effect immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of such Convertible Securities shall be deemed to have been issued and sold by the Corporation at the time of the issuance or sale of such Convertible Securities for such price per share.  For the purposes of this paragraph, the “price per share for which Common Stock is issuable” shall be determined by dividing (A) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities.  No further adjustment of the Series AA Conversion Price shall be made when Common Stock is actually issued upon the conversion or exchange of such Convertible Securities, and if any such issue or sale of such Convertible Securities is made upon exercise of any Options for which an adjustment of the Series AA Conversion Price had been or are to be made pursuant to other provisions of this Section 5, no further adjustment of the Series AA Conversion Price shall be made by reason of such issue or sale.

(iii)                               Change in Option Price or Conversion Rate.  If the purchase price provided for in any Options, the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities or the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock changes at any time (other than changes in the Series AA Conversion Price resulting from the anti-dilution provisions of this Section 5), the Series AA Conversion Price in effect at the time of such change shall be immediately adjusted to the Series AA Conversion Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold.

(iv)                              Treatment of Expired Options and Unexercised Convertible Securities.  Upon the expiration of any Option or the termination of any right to convert or exchange any Convertible Security without the exercise of any such Option or right, the Series AA Conversion Price then in effect hereunder shall be adjusted immediately to the Series AA Conversion Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Security, to the extent outstanding immediately prior to such expiration or termination, never been issued.

(v)                                 Calculation of Consideration Received.  If any Common Stock, Option or Convertible Security is issued or sold or deemed to have been issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor (before any discounts, commissions and related expenses).  If any Common Stock, Option or Convertible Security is issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be the fair value of such consideration.  If any Common Stock, Option or Convertible Security is issued to the owners of the non-surviving entity in connection with any merger in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such Common Stock, Option or Convertible Security, as the case may be.  The fair value of any consideration other than cash shall be determined in good faith by the Corporation (as evidenced by an appropriate resolution of the Corporation’s Board of Directors).

(vi)                              Integrated Transactions.  In case any Option is issued in connection with the issue or sale of other securities of the Corporation, together comprising one integrated transaction in which no specific consideration is allocated to such Option by the parties thereto, the Option shall be deemed to have been issued for a consideration of $.01.

(vii)                           Treasury Shares.  The number of shares of Common Stock outstanding at any given time shall not include shares owned or held by or for the account of the Corporation or any Subsidiary, and the disposition of any shares so owned or held shall be considered an issue or sale of Common Stock.

(d)                                 Adjustment for Stock Splits and Combinations.  If the Corporation at any time or from time to time after the Series AA Original Issue Date effects a subdivision of the outstanding Common Stock, the Series AA Conversion Price in effect immediately before that subdivision shall be proportionately decreased.  Conversely, if the Corporation shall at any time or from time to time after the Series AA Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares, the Series AA Conversion Price in effect immediately before the combination shall be proportionately increased.  Any adjustment under this Section 5(d) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(e)                                  Adjustment for Stock Dividends and Distributions.  If the Corporation at any time or from time to time after the Series AA Original Issue Date makes or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, in each such event the Series AA Conversion Price then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Series AA Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Series AA Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Series AA Conversion Price shall be adjusted pursuant to this Section 5(e) to reflect the actual payment of such dividend or distribution.

(f)                                   Adjustments for Other Dividends and Distribution.  If the Corporation at any time or from time to time after the Series AA Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock or rights to purchase shares of capital stock, in each such event provision shall be made so that the holders of the Series AA Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Corporation which they would have received had their Series AA Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Series AA Preferred Stock or with respect to such other securities by their terms.

(g)                                  Adjustment for Reclassification, Exchange and Substitution.  If at any time or from time to time after the Series AA Original Issue Date, the Common Stock issuable upon the conversion of the Series AA Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger or consolidation provided for elsewhere in this Section 5), in any such event each holder of Series AA Preferred Stock shall have the tight thereafter to convert such stock into the kind and amount of stock and other securities and property receivable in connection with such recapitalization, reclassification or other change with respect to the maximum number of shares of Common Stock into which such shares of Series AA Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustments as provided herein or with respect to such other securities or property by the terms thereof.

(h)                                 Reorganizations, Mergers or Consolidations.  If at any time or from time to time after the Series AA Original Issue Date, the Common Stock is converted into other securities or property, whether pursuant to a reorganization, merger, consolidation or otherwise (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such transaction, provision shall be made so that the holders of the Series AA Preferred Stock shall thereafter be entitled to receive upon conversion thereof the number of shares of stock or other securities or property to which a holder of the maximum number of shares of Common Stock deliverable upon conversion would have been entitled in connection with such transaction, subject to adjustment in respect of such stock or securities by the terms thereof.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series AA Preferred Stock after such transaction to the end that the provisions of this Section 5 (including adjustment of the Series AA Conversion Price then in effect and the number of shares issuable upon conversion of the Series AA Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(i)                                     Certificate of Adjustment. In each case of an adjustment or readjustment of the Series AA Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Series AA Preferred Stock, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series AA Preferred Stock at the holder’s address as shown in the Corporation’s books; provided, that, the applicable Series AA Conversion Price shall not be adjusted at such time if the amount of such adjustment would be an amount less than $0.01, but any such amount shall be carried forward and adjustment with respect thereto made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.  Adjustments to the Series AA Conversion Price required herein shall be rounded up or down to the nearest hundredth of a cent.  The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based. including a statement of (l) the consideration received or deemed to be received by the Corporation for any additional shares of Common Stock issued or sold or deemed to have been issued or sold, (2) the Series AA Conversion Price in effect before and after such adjustment, (3)

the number of additional shares of Common Stock issued or sold or deemed to have been issued or sold, and (4) the type and amount, if any, of other property which at the time would be received upon conversion of the Series AA Preferred Stock.

(j)                                    Notices of Record Date.  Upon (i) any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any transaction described in Section 3(b), any other capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series AA Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such transaction is expected to become effective, and (3) the date, if any, that is to be fixed for determining the holders of record of Common Stock (or other securities) that shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such transaction.

(k)                                 Automatic Conversion.  Each share of Series AA Preferred Stock shall automatically be converted into shares of Common Stock based on the then-effective Series AA Conversion Rate, (x) at any time at the election of the holders of a majority of the outstanding Series AA Preferred Stock plus a majority of the shares of Series AA Preferred Stock held by the purchasers who are party to the Series AA Purchase Agreement and who continue to hold at least one-third of the shares of Series AA Preferred Stock purchased on the Series AA Original Issue Date and retained after the Rights Reoffering described in the Series AA Purchase Agreement (the “Required Holders”), or (y) the date on which the volume weighed average sales price of the Common Stock has exceeded $8.00 per share (as appropriately adjusted to reflect any stock dividends, combinations, splits, recapitalizations and similar transactions affecting the number of outstanding shares of Common Stock) for a period of 20 consecutive trading days, provided that the Common Stock continues to be either listed on a national securities exchange or traded in the NASDAQ National Market System.

(l)                                     Mechanics of Conversion.

(i)                                     Optional Conversion.  Each holder of Series AA Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series AA Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same.  Such notice shall state the number of shares of Series AA Preferred Stock being converted.  Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled.  Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificate representing the shares of Series AA Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

(ii)                                  Automatic Conversion.  Upon the automatic conversion of the Series AA Preferred Stock pursuant to Section 5(k) above, the outstanding shares of Series AA Preferred Stock shall be converted into Common Stock automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series AA Preferred Stock are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  Upon surrender by any holder of the certificates formerly representing shares of Series AA Preferred Stock at the office of the Corporation or any transfer agent for the Series AA Preferred Stock, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of Series AA Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.  Until surrendered as provided above, each certificate formerly representing shares of Series AA Preferred Stock shall be deemed for all corporate purposes to represent the number of shares of Common Stock resulting from such automatic conversion.

(m)                             Fractional Shares.  No fractional shares of Common Stock shall be issued upon conversion of Series AA Preferred Stock.  All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series AA Preferred Stock by a holder thereof shall be aggregated for purposes of determination whether the conversion would result in the issuance of any fractional share.  If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Corporation shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock’s fair market value (as determined by the Corporation’s Board of Directors) on the date of conversion.

6.                                      Voting Rights.  The Series AA Preferred Stock shall be entitled to vote (or take action by written consent) with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote (or act by written consent) (other than the matters described in the proviso to the third sentence of Section 5(c) above).  Each holder of Series AA Preferred Stock shall have the right to cast five (5) votes for each share of Series AA Preferred Stock held by such holder (as appropriately adjusted for any stock dividend, stock split or similar transaction affecting the number of outstanding shares of Common Stock) and shall be entitled to notice of all stockholder meetings in accordance with the bylaws of the Corporation.  In addition, (i) the affirmative vote or written consent of the Required Holders shall be required in connection with any amendment, modification or waiver of any provision of the Certificate of Incorporation or Bylaws that alters the terms of the Series AA Preferred Stock or that whet- Wise materially and adversely affects any right, preference, privilege or voting power of the Series AA Preferred Stock (it being understood that increases in the amount of authorized Common Stock or Preferred Stock or the authorization, creation or issuance of any other series of Common Stock or Preferred Stock ranking junior to the Series AA Preferred Stock with respect to the payment of dividends, redemption rights and the distribution of assets upon liquidation shall not be deemed to “materially and adversely affect” such rights, preferences, privileges or voting powers), and (ii) the affirmative vote or written consent of the holders of a majority of the outstanding Series AA Preferred Stock and any other class or series of equity securities that has the right to vote on such matter and that is similarly adversely affected with respect to the payment of dividends (other than dividend rate), redemption rights and the distribution of assets upon liquidation, dissolution or winding up, voting together as a single class, shall be required for (x) the authorization or issuance of any additional shares of Series AA Preferred Stock (other than a Permitted Issuance) or any other equity securities ranking senior to or pari passu with the Series AA Preferred Stock (other than a Permitted Issuance), or (y) the redemption or repurchase for value of any Common Stock or other Junior Securities (other than redemptions or repurchases made (A) pursuant to the exercise of contractual repurchase rights as approved by the Board of Directors, (B) with surplus created by the issuance of Junior Securities, (C) to the extent that the purchase price is payable in other Junior Securities, (D) in connection with exercise of dissenters’ rights, or (E) pursuant to customary “cashless exercise” provisions attached to Options).

7.                                      Certain Definitions.

“Common Stock Deemed Outstanding” means, at any given time, the sum of the number of shares of Common Stock actually outstanding at such time plus the number of shares of Common Stock deemed to have been issued pursuant to subparagraphs 5(c)(i) and 5(c)(ii) hereof whether or not the Options or Convertible Securities are actually exercisable at such time.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exchangeable for Common Stock.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Permitted Issuance” means (i) any issuance of Common Stock upon conversion of shares of Series AA Preferred Stock or upon conversion of shares of Parity Stock issued pursuant to the Rights Offering described in the Series AA Purchase Agreement, (ii) any issuance of Common Stock pursuant to the exercise of warrants to purchase a total of 1,090,733 shares of Common Stock outstanding on the date hereof, (iii) any issuance of Reserved Employee Stock or Options to purchase Reserved Employee Stock, (iv) any issuance of warrants to purchase equity securities of the Corporation in connection with a commercial loan or leasing transaction approved by the Board of Directors, (iv) any issuance of equity securities for non-cash consideration to non-affiliates of the Corporation approved by the Board of Directors, (v) the issuance of any additional shares of Series AA Preferred Stock pursuant to the Rights Offering described in the Series AA Purchase Agreement, (vi) the issuance of any Parity Stock pursuant to the Rights Offering described in the Series AA Purchase Agreement, (vii) any distribution of rights to purchase shares of Series AA Preferred Stock or Parity Stock pursuant to the Rights Reoffering or the Rights Offering described in the Series AA Purchase Agreement, or (viii) the issuance of any additional shares of Series AA Preferred Stock pursuant to a dividend declared by the Board of Directors on the Series AA Preferred Stock.

“person” means an individual, partnership, corporation, firm, association, joint stock company, trust, joint venture, unincorporated organization, or governmental, quasi-governmental or regulatory authority (or any department, agency or political subdivision thereof), or any other legally recognized entity.

“Reserved Employee Stock” means shares of Common Stock representing up to 12.5% of the Common Stock (assuming conversion of all outstanding Convertible Securities and exercise of all outstanding Options) issuable to employees, directors or consultants of the Corporation and its Subsidiaries pursuant to plans adopted by the Board of Directors from time to time.

“Subsidiary” means any corporation of which the shares of outstanding capital stock possessing the voting power (under ordinary circumstances) in electing the board of directors are, at the time as of which any determination is being made, owned by the Corporation either directly or indirectly through one or more Subsidiaries.

8.                                      Amendment and Waiver.  No amendment, modification or waiver of any of the terms or provisions of the Series AA Preferred Stock shall be binding or effective without the prior written consent of the Required Holders, and no such change may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the Required Holders or such merger or consolidation constitutes a deemed liquidation, dissolution or winding up under Section 3(b) hereof.  Any amendment, modification or waiver of any of the terms or provisions of any series of the Series AA Preferred Stock to which the Required Holders’ consent, whether prospective or retroactively effective, shall be binding upon all holders of Series AA Preferred Stock.

9.                                      Registration of Transfer.  The Corporation shall keep at its principal office a register for the registration of the issuance and transfer of the Series AA Preferred Stock.  Upon the surrender of any certificate representing Series AA Preferred Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares represented by the surrendered certificate.  Each such new certificate shall be registered in such name and shall represent such number of shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate.

10.                               Replacement.  Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series AA Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class and series represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

11.                               Status of Redeemed or Converted Stock.  In the event any shares of Series AA Preferred Stock shall be redeemed pursuant to Section 4 hereof or converted pursuant to Section 5 above, the shares so redeemed shall be canceled and shall not be reissued by the Corporation.

*   *     *     *     *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its President and Chief Executive Officer, Rodger L. Johnson, this 26th day of May, 2005.

KNOLOGY, INC.

/s/ Rodger L. Johnson
Rodger L. Johnson
President and Chief Executive Officer

Certificate of Designation

of

Powers, Preferences, Rights, Qualifications,
Limitations and Restrictions

of

Series X Junior Participating Preferred Stock

of

Knology, Inc.

Pursuant to Section 151 of the Delaware General Corporation Law, Knology, Inc., a Delaware corporation (the “Corporation”),

DOES HEREBY CERTIFY that pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and pursuant to Section 151 of the Delaware General Corporation Law, said Board of Directors at a meeting duly held on July 27, 2005 has duly adopted a resolution providing for the issuance of a series of 2,000,000 shares of Series X Junior Participating Preferred Stock which reads as follows:

There is hereby designated, out of the authorized but unissued shares of Preferred Stock of the Corporation, a series thereof, and the number of shares, voting powers, designation, preferences, and relative, participating, optional, and other special rights, and the qualifications, limitations, and restrictions thereof, of the shares of such series (in addition to those set forth in the Restated Certificate of Incorporation, as amended, which are applicable to the Preferred Stock of all series), shall be as follows:

1.                                      Series X Junior Participating Preferred Stock.  There is hereby established a series of Preferred Stock, par value $0.01 per share, of the Corporation, and the designation and certain terms, powers, preferences and other rights of the shares of such series, and certain qualifications, limitations and restrictions thereon, are hereby fixed as follows:

(i)             The distinctive serial designation of this series shall be “Series X Junior Participating Preferred Stock” (hereinafter called this “Series”).  Each share of this Series shall be identical in all respects with the other shares of this Series except as to the dates from and after which dividends thereon shall be cumulative.

(ii)          The number of shares in this Series shall initially be 2,000,000, which number may from time to time be increased or decreased (but not below the number then outstanding) by the Board of Directors.  Shares of this Series purchased by the Corporation shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series.  Shares of this Series may be issued in fractional shares, which fractional shares shall entitle the holder, in proportion to such holder’s fractional share, to all rights of a holder of a whole share of this Series.

(iii)       The holders of full or fractional shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends, (A) on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) are payable on or in respect of Common Stock comprising part of the Reference Package (as defined below), in an amount per whole share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the Corporation) that would be payable on such date to a holder of the Reference Package and (B) on the last day of March, June, September and December in each year, in an amount per whole share of this Series equal to the excess (if any) of $1.00 over the aggregate dividends paid per whole share of this Series during the three-month period ending on such last day.  Each such dividend shall be paid to the holders of record of shares of this Series on the date, not exceeding 60 days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution.  Dividends on each full and each fractional share of this Series shall be cumulative from the date such full or fractional share is originally issued; provided that any such full or fractional share originally issued after a dividend record date and on or prior to the dividend payment date to which such record date relates shall not be entitled to receive the dividend payable on such dividend payment date or any amount in respect of the period from such original issuance to such dividend payment date.

The term “Reference Package” shall initially mean 100 shares of Common Stock, par value $0.01 per share (“Common Stock”), of the Corporation. In the event the Corporation shall at any time (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares, then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series.

So long as any shares of this Series are outstanding, no dividend (other than a dividend in Common Stock or in any other stock ranking junior to this Series as to dividends and upon liquidation) shall be declared or paid or set aside for payment or other distribution declared or made upon the Common Stock or upon any other stock ranking junior to this Series as to dividends or upon liquidation, nor shall any Common Stock nor any other stock of the

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Corporation ranking junior to or on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Corporation (except by conversion into or exchange for stock of the Corporation ranking junior to this Series as to dividends and upon liquidation), unless, in each case, the full cumulative dividends (including the dividend to be due upon payment of such dividend, distribution, redemption, purchase or other acquisition) on all outstanding shares of this Series shall have been, or shall contemporaneously be, paid.

(iv)      In the event of any merger, consolidation, reclassification or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged or changed in an amount per whole share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, that a holder of the Reference Package would be entitled to receive as a result of such transaction.

(v)         In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of full and fractional shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the Corporation ranking junior to this Series upon liquidation, to be paid in full an amount per whole share of this Series equal to the greater of (A) $1.00 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the “Liquidation Preference”), together with accrued dividends to such distribution or payment date, whether or not earned or declared.  If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the Corporation.

In the event the assets of the Corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to the first paragraph of this Section (v), no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable, amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

Upon the liquidation, dissolution or winding up of the Corporation, the holders of shares of this Series then outstanding shall be entitled to be paid out of assets of the Corporation available for distribution to its stockholders all amounts to which such holders are entitled

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pursuant to the first paragraph of this Section (v) before any payment shall be made to the holders of Common Stock or any other stock of the Corporation ranking junior upon liquidation to this Series.

For the purposes of this Section (v), the consolidation or merger of, or binding share exchange by, the Corporation with any other corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

(vi)      The shares of this Series shall not be redeemable.

(vii)         In addition to any other vote or consent of stockholders required by law or by the Certificate of Incorporation of the Corporation, each whole share of this Series shall, on any matter, vote as a class with any other capital stock comprising part of the Reference Package and voting on such matter and shall have the number of votes thereon that a holder of the Reference Package would have.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be duly executed by its President and Chief Executive Officer, Rodger L. Johnson, this 29th day of July, 2005.

KNOLOGY, INC.

/s/ Rodger L. Johnson
Rodger Johnson
President and Chief Executive Officer

4

CERTIFICATE OF OWNERSHIP AND MERGER
MERGING

KNOLOGY OF LEXINGTON, INC.
KNOLOGY OF LOUISVILLE, INC.
(Subsidiary Corporations)

WITH AND INTO

KNOLOGY, INC.
(Parent Corporation)

TO:                           The Secretary of State of the

State of Delaware

Pursuant to Section 253 of the Delaware General Corporation Law, Knology, Inc., a corporation organized and existing under the laws of the State of Delaware (“Parent Corporation”),

Does hereby certify:

1.        That Parent Corporation is the sole stockholder of the following corporations (the “Subsidiary Corporations”):

Name	State of Incorporation

Knology of Lexington, Inc.	Delaware
Knology of Louisville, Inc.	Delaware

2.        That Parent Corporation, by the following resolutions of its Board of Directors, duly adopted on January 30, 2007, determined to merge the Subsidiary Corporations into itself.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors of Parent Corporation authorizes and approves the merger of the Subsidiary Corporations with and into Parent Corporation and the assumption by Parent Corporation of the obligations of the Subsidiary Corporations pursuant to the documents provided to the Board of Directors to effect such merger;

FURTHER RESOLVED, that the Board of Directors of Parent Corporation confirms, ratifies, approves and adopts the documents provided to the Board of Directors to effect such merger and the actions taken on behalf of Parent Corporation by its officers in preparing the terms of such merger; and

FURTHER RESOLVED, that the officers of Parent Corporation are authorized and directed to execute and deliver the documents and certificates that are required or permitted under the applicable provisions of the Delaware General Corporation Law to effect such merger.

(Signature on following page]

2

IN WITNESS WHEREOF, Knology, Inc. has caused this Certificate of Ownership and Merger to be signed by a duly authorized officer this 31st day of January, 2007.

KNOLOGY, INC.

By:	/s/ Chad S. Wachter
Chad S. Wachter
Vice President, General Counsel and
Secretary

3